AT THE COMPANY: Kenneth T. Neilson Chairman, President & CEO (201) 226-2631	Hudson United Bancorp 1000 MacArthur Blvd. Mahwah, NJ 07430 (NYSE: HU) William A. Houlihan Executive Vice President & CFO (201) 236-2803

FOR IMMEDIATE RELEASE:  July 16, 2003

Hudson United Bancorp Reports EPS of $0.65 per share for the Second Quarter of 2003;
EPS Exceeds Consensus Estimate for the Fourth Consecutive Quarter;
Company Increases EPS Guidance for the Remainder of 2003

        Mahwah, New Jersey, July 16, 2003 —Hudson United Bancorp (“the Company”) (NYSE: HU) today reported net income of $29.1 million, or $0.65 per diluted share, for the quarter ended June 30, 2003. The Company’s EPS of $0.65 per diluted share in the second quarter of 2003 represents a 16% increase in diluted EPS compared to the EPS of $0.56 per diluted share that the Company reported in the second quarter of 2002. The Company’s EPS of $0.65 per diluted share in the second quarter of 2003 exceeded the consensus equity analysts’ EPS estimate of $0.64 per diluted share by $0.01 per diluted share.

        “We are pleased to report EPS greater than the consensus equity analysts’ estimate for the fourth consecutive quarter” said Kenneth T. Neilson, Chairman, President and CEO. “We achieved growth in our core loan categories and core deposits in the quarter; we successfully increased our revenues and controlled our credit and operating expenses; and we reduced our effective tax rate. We believe our favorable EPS trend can continue, and we are revising our EPS guidance for the remainder of 2003.”

        The Company’s return on average equity was 26.52% and return on average assets was 1.46% for the second quarter of 2003. The net interest margin was 4.18%, noninterest income as a percent of net revenue was 26%, and the efficiency ratio was 53.16% for the second quarter of 2003. The Company defines its efficiency ratio as noninterest expense minus other real estate owned expense and minus amortization of intangible expense divided by the sum of net interest income, noninterest income, and the tax equivalency adjustment minus net gain/losses on security sales.

        For the second quarter of 2002 the Company’s return on average equity was 26.41%, its return on average assets was 1.45%, the net interest margin was 4.75%, noninterest income as a percent of net revenue was 26% and the efficiency ratio was 54.34%.

        The Company’s fully diluted EPS for the first six months of 2003 was $1.28 per diluted share. The Company’s return on average equity was 26.69% and return on average assets was 1.48% for the first six months of 2003. The net interest margin was 4.27%, noninterest income as a percent of net revenue was 26%, and the efficiency ratio was 52.56% for the first six months of 2003.

        For the first six months of 2002 the Company reported EPS of $1.49 per diluted share. The Company’s EPS for the first six months of 2002 included a $77.0 million cash payment received from Dime Bancorp, Inc. (“Dime”) on January 7, 2002, representing the final termination payment relating to the uncompleted merger of the Company and Dime. The net income for the first six months of 2002 also included an additional $21.3 million provision for loan and lease losses relating to the accelerated disposition of certain nonperforming commercial and industrial loans and also $21.5 million of certain expenses.

      Results of Operations for Quarter End and Year to Date June 30, 2003

        Net revenue, which is the sum of net interest income and noninterest income, was $103.2 million for the second quarter of 2003. This was comprised of net interest income of $76.2 million and noninterest income of $27.0 million. Net revenue for the second quarter of 2003 increased by $1.6 million, or 1.5%, compared to net revenue for the second quarter of 2002.

        Net revenue was $205.3 million for the first six months of 2003. This was comprised of net interest income of $151.4 million and noninterest income of $53.9 million. Net revenue for the first half of 2003 decreased by $70.5 million, or 25.6%, compared to net revenue in the first half of 2002, when it was $275.8 million. The decrease in the first half of 2003 from the first half of 2002 is primarily attributed to the aforementioned $77.0 million Dime merger termination payment received in the first quarter of 2002.

        Net interest income for the second quarter of 2003 was $76.2 million and the net interest margin was 4.18%. Net interest income for the second quarter of 2002 was $75.3 million and the net interest margin was 4.75%. Net interest income increased by $0.9 million in the second quarter of 2003 compared to the comparable second quarter of 2002. The increase in net interest income in the second quarter of 2003 compared to the comparable quarter in 2002 was due primarily to lower interest expense on deposits. This was offset in part by lower interest income on loans in the second quarter of 2003 as compared to the second quarter of 2002, which was primarily attributable to prepayments and scheduled repayments on existing securities and loans and subsequent purchases of new securities and originations of loans at lower average yields. Interest income on securities decreased in the second quarter of 2003 compared to the comparable period in 2002 due to an increase in the average volume being offset by a decline in average yield.

        Net interest income for the first half of 2003 was $151.4 million and the net interest margin was 4.27%. Net interest income for the first half of 2002 was $146.9 million and the net interest margin was 4.74%. Net interest income increased by $4.5 million in the first half of 2003 compared to the comparable first half of 2002. The increase in net interest income in the first half of 2003 compared to the comparable period in 2002 was due primarily to lower interest expense on deposits. This lower interest expense was offset in part by lower interest income on loans, which was attributable to prepayments and scheduled repayments on existing securities and loans and subsequent purchases of securities and originations of loans at lower average yields. Interest income on securities increased in the first half of 2003 compared to the comparable period in 2002 due to an increase in the average volume being partially by a decline in average yield.

        The provision for loan and lease losses was $7.0 million for the second quarter of 2003 and $7.5 million for the second quarter of 2002. The decrease in 2003 over 2002 was primarily due to the lower levels of nonperforming loans. Net charge offs for the second quarter of 2003 were $6.8 million, which was less than the provision for loan and leases losses.

        The provision for loan and lease losses was $14.0 million for the first six months of 2003 and $36.3 million for the first six months of 2002. The decrease in 2003 over 2002 was due to the aforementioned $21.3 million provision related to accelerated disposition of loans in 2002.

        Noninterest income was $27.0 million in the second quarter of 2003 and $26.3 million in the second quarter of 2002. Noninterest income for the second quarter of 2003 increased by $0.7 million, or 2.5%, compared to the second quarter of 2002. The increase in noninterest income in 2003 compared to 2002 was due mainly to increases in retail service fees.

        Noninterest income was $53.9 million in the first half of 2003 and $128.9 million in the first half of 2002. Noninterest income for the first half of 2003 decreased by $75.0 million, or 58.2%, compared to the first half of 2002. The decrease in noninterest income in 2003 compared to 2002 was due mainly to the aforementioned $77.0 million Dime merger termination payment in 2002.

        Noninterest expense was $56.4 million for the second quarter of 2003 compared to $56.6 million for the second quarter of 2002. The decrease in noninterest expense in the second quarter of 2003 compared to the second quarter of 2002 was due primarily to a decrease in other expenses, which was offset in part by increases in salaries and benefits, occupancy, outside service fees, telephone and equipment expenses. The efficiency ratio was 53.16% for the second quarter of 2003 and 54.34% for the second quarter of 2002.

        Noninterest expense was $111.1 million for the first half of 2003 compared to $130.9 million for the first half of 2002. The decrease in noninterest expense in the first half of 2003 compared to the first half of 2002 was due primarily to the aforementioned $21.5 million of certain expenses incurred in 2002.

        The Company’s pretax income for the second quarter of 2003 was $39.8 million, an increase of $2.3 million, or 6.0%, compared to the second quarter of 2002. The Company’s provision for income taxes was $10.7 million for the quarter ended June 30, 2003, reflecting an effective tax rate of approximately 27%. The Company’s provision for income taxes for the second quarter of 2002 reflected an effective tax rate of approximately 32%. This decrease in the provision and the lower effective tax rate for the second quarter of 2003 was due to several factors. These factors included: the Company’s increased investment in tax advantaged securities during the second half of 2002; an updated reassessment of the Company’s tax preference income, reserves and related liabilities; and tax credits arising from an acquisition completed in the quarter (see “Business Combinations” section of this press release).

        The Company’s pretax income for the first half of 2003 was $80.2 million, a decrease of $28.4 million, or 26.1%, compared to the first half of 2002. The Company’s provision for income taxes was $22.8 million for the six months ended June 30, 2003, reflecting an effective tax rate of approximately 28%. The Company’s provision for income taxes for the first half of 2002 reflected an effective tax rate of approximately 38%. This decrease in pretax income for the first half of 2003 was primarily due to the Dime merger termination payment and certain expenses recorded in the first half of 2002. The lower tax rate is due to the Company’s increased investment in tax advantaged securities during the second half of 2002; an updated reassessment of the Company’s tax preference income, reserves and related liabilities; and tax credits arising from an acquisition completed in the quarter (see “Business Combinations” section of this press release).

      Nonperforming Loans and Leases, and Asset Quality

        Nonperforming loans and leases totaled $14.7 million at June 30, 2003. This was a decrease of $0.7 million, or 4.5%, compared to $15.4 million of nonperforming loans and leases as of December 31, 2002, and a decrease of $2.8 million, or 16.2%, compared to $17.5 million of nonperforming loans leases at June 30, 2002. Nonperforming loans and leases were 0.34 % of total loans and leases at June 30, 2003, compared to 0.35% at December 31, 2002 and 0.40 % at June 30, 2002.

        Nonperforming assets were $15.9 million at June 30, 2003, down from $16.7 million at December 31, 2002 and $18.6 million at June 30, 2002. Nonperforming assets as a percent of loans, leases and OREO were 0.37% at June 30, 2003, 0.38% at December 31, 2002 and 0.43 % at June 30, 2002.

        The Company reclassified certain purchase accounting adjustments for the acquisition of credit card receivables in the second quarter of 2003. The Company recorded a reduction in the Allowance for Loan and Lease Losses (“the Allowance”) in the second quarter of 2003 of $4.9 million, and a reduction in the carrying value of Credit Card Loans (“Loans”) in the same amount. This accounting reclassification relates to acquisitions made by the Company in 2001 and 2002 of private label credit card portfolios and the related multi-year exclusive merchant relationships (the “Transactions”). The Company disclosed the Transactions in its annual reports to shareholders in 2001 and 2002 in the “Business Combinations” footnote, noting that the Transactions were accounted for under the purchase method of accounting. Part of the original purchase accounting adjustments for the Transactions increased the Allowance by a portion of the purchase price for the Transactions deemed to be attributable to the purchased Allowance. The reductions to the Allowance and to Loans had no impact on Stockholders’ Equity or Net Income.

        The Allowance totaled $67.2 million at June 30, 2003 compared to $71.9 at December 31, 2002 and $72.0 million at June 30, 2002. It represented 458 % of nonperforming loans and leases at June 30, 2003, compared to 468 % at December 31, 2002 and 412% at June 30, 2002. The Allowance as a percentage of total loans and leases was 1.55% at June 30, 2003, 1.66% at December 31,2002 and 1.66% at June 30, 2002.

      Other Balance Sheet Data

        Loan and lease categories consisting of commercial and financial, commercial real estate, consumer, and credit card loans totaled $4.1 billion at June 30, 2003, compared to $4.1 billion at December 31, 2002 and $3.9 billion at June 30, 2002. These four loan and lease categories are the areas of loans that the Company emphasizes. This is because they generally have more attractive yields; interest rate sensitivity; and maturity characteristics than single family loans. These four loan and lease categories represented approximately: 95% of loans and leases at June 30, 2003, compared to 94% at December 31, 2002 and 90% of loans and leases at June 30, 2002. The loan to deposit ratio at June 30, 2003 and December 31, 2002 was 69% and 70%, respectively.

        Residential mortgage loans, which are not an area of emphasis for the Company, were $227.5 million as of June 30, 2003, compared to $274.5 million at December 31, 2002 and $448.3 million at June 30, 2002. The decrease in loans resulted mainly from prepayments, and an exchange of $118.0 million of residential mortgage loans for comparable mortgage backed securities, completed with Fannie Mae in the third quarter of 2002. The mortgage exchange resulted in a transfer of assets from the loan portfolio to the investment portfolio. The Company also sold $14.6 million of the related performing mortgage assets in the third quarter of 2002.

        Total investment securities were $3.0 billion at June 30, 2003, compared to $2.6 billion at December 31, 2002 and $2.4 billion at June 30, 2002. Investment securities increased in 2003 over prior periods due primarily to increased purchases associated with growth in deposits and borrowings. Total assets were $8.0 billion at June 30, 2003, compared to $7.7 billion at December 31, 2002 and to $7.5 billion at June 30, 2002.

        Deposits other than time deposits were $4.4 billion at June 30, 2003, $4.4 billion at December 31, 2002 and $4.3 billion at June 30, 2002. Non-interest bearing deposits increased $23.3 million from December 31, 2002 levels to $1.3 billion at June 30, 2003. Total deposits were $6.2 billion at June 30, 2003, $6.2 billion at December 31, 2002 and $6.3 billion at June 30, 2002.

        Total borrowings increased by $384.7 million over year-end 2002 levels to $854.4 million. This increase was primarily due to increases in reverse repurchase agreements, with maturities of three years to four years, entered into in the second quarter of 2003.

        The Company repurchased $37.8 million of the $68.0 million outstanding of its 8.20% fixed rate subordinated debt due in September of 2006 in the second quarter of 2003. The debt was repurchased from an investment banking firm at a price of 115%of par, which resulted in a premium of $5.7 million and a total transaction value of $44.0 million, which also included accrued interest. The Company at the same time issued a $45 million, 3.50% fixed rate institutional certificate of deposit due in May of 2008 to the same investment banking firm.The changed terms of the debt instruments and the present value of the cash flows of the obligations repurchased and the new obligation issued were not considered to be substantially different. The effective annual interest cost of the new obligation issued by the Company is 6.02%.

        Total stockholders’ equity was $454.3 million and book value per common share was $10.15 at June 30, 2003. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

      Share Repurchases and Cash Dividends

        The Company did not repurchase any shares in the second quarter of 2003. The Company repurchased a total of 527,095 shares in the first six months of 2003, at an average price of $31.35 per share. The total cash allocated for these repurchases was $16.5 million.

        Total shares outstanding at June 30, 2003 were 44.8 million shares, compared to 45.0 million shares at December 31, 2002 and 45.3 million shares at June 30, 2002.

        The Company paid cash dividends of $0.30 per share in the second quarter of 2003. Total cash dividends paid in the second quarter was $13.3 million. Dividends paid in 2003 year to date were $0.58 per share. Total cash dividends paid in 2003 year to date were $26.0 million.

Business Combinations

        The Company entered into a preliminary agreement in the second quarter of 2003 to acquire a commercial finance company (the “Seller”), which focuses on small business customers located throughout the nation. A majority of the Seller’s loans are in amounts between $20,000 and $500,000; are secured; have maturities of less than one year; are fixed rate; and are originated at yields that are higher than the Prime Rate. The Seller primarily finances its loans with borrowings priced at a spread over LIBOR. The senior management team of the Seller will continue to operate the Seller as a subsidiary of Hudson United Bank (the “Bank”) following the closing of the proposed acquisition. The proposed purchase price represents a premium of approximately 9% to book value of the Seller. The premium is also approximately 1% of the Seller’s loans, which are currently in excess of $260 million. The Seller currently operates profitably and the Company anticipates that the proposed acquisition will be immediately accretive to EPS. The proposed acquisition is subject to the execution of a definitive agreement, regulatory approvals and certain other conditions. There is no assurance that the Company and the Seller will execute a definitive agreement or will complete the proposed acquisition.

        The Company also acquired ownership interests in the second quarter of 2003 in two companies involved in landfill gas projects (“LGPs”). These LGPs lease gas rights within landfills and own and operate the equipment that recovers methane gas, and generate revenues by selling the gas. The Company as the owner of the LGPs is eligible to receive tax credits under Section 29 of the Internal Revenue Code (“Section 29 tax credits”), which are available to producers of fuel from non-conventional sources. These Section 29 tax credits are anticipated to amount to approximately $10 million per year, and are scheduled to expire on December 31, 2007. The acquisition of the ownership interests was recorded at a value of $20 million, which was approximately equal to the book value of the net assets of the LGPs on the closing date. The acquisition occurred in connection with the satisfaction of a loan the Company had previously made to the prior owner of LGPs. The LGPs or predecessor entities have been in existence since 1997, and generated net income for the previous owner of the LGPs in prior years. The Company expects the ownership in the LGPs to result in an increase to its revenues; an increase to its operating expenses in an amount greater than the increase in revenues; and an immediate increase in net income and accretion to EPS, primarily due to the reduction in its provision for taxes due to the Section 29 tax credits.

      Increase in Management’s Guidance Regarding Analysts’ Estimates of EPS for 2003

        The Company announced in January of 2003 that it was aware of seven brokerage firms that had published preliminary EPS estimates reported by IBES for the Company for 2003. Those seven EPS estimates ranged from a low of $2.40 per diluted share to a high of $2.60 per diluted share.

        The Company expressed its comfort at that time with an EPS estimate for 2003 at the then highest published EPS estimate of the $2.60 per diluted share.

        The Company is currently aware of eight brokerage firms that have current published EPS estimates reported by IBES for the Company for 2003. The published EPS estimates of these eight brokerage firms for the Company range from a low EPS estimate of $2.53 per diluted share to a high EPS estimate of $2.64 per diluted share. The current consensus EPS estimate for the Company for 2003 is $2.60 per diluted share.

        The Company expresses its comfort with an EPS estimate for the Company for 2003 near or at the high end of the range of EPS estimates for the Company noted in the prior paragraph, assuming a continuation of the business trends and other matters discussed in this press release.

        The eight published EPS estimates for the Company for 2003 are based upon varying assumptions that the brokerage firms make about the Company’s potential net interest income; provision for loan and lease losses; noninterest income; noninterest expense; amortization expense for intangible assets; provision for income taxes; number of fully diluted shares outstanding; the size of the Company’s balance sheet; and other variables. The Company is not expressing comfort with any of the varying assumptions that the brokerage firms make for any of these eight published EPS estimates. The Company does not undertake any continuing obligation to update its comfort on published EPS estimates.

        The Company is the multi-state bank holding company for the Bank, which has 206 offices in New Jersey, New York, Connecticut and Pennsylvania.

        This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “consider”, “may”, “will”, or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes in interest rates, changes in economic conditions, deposit and loan volume trends, continued levels of loan quality, trends in loan loss provisions, changes in relationships with customers, failure to realize expected cost savings or revenue enhancements from changes in business models and acquisitions, the continued existence and availability of tax credits, especially its Section 29 credits and other tax advantaged investments,and the effects of legal, tax and regulatory provisions applicable to the Company. The Company assumes no obligation for updating any such forward-looking statements at any time. Information on potential factors that could cause the Company’s financial results to differ from the forward-looking statements also is included from time to time in the Company’s public reports filed with the SEC, including in our Form 10-K for the year ending December 31, 2002.

HUDSON UNITED BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except share data)	Three Months Ended June 30

	2003	2002
INTEREST AND FEE INCOME:
Loans and leases	$ 68,533	$ 75,007
Investment securities	32,503	32,827
Other	329	1,224

TOTAL INTEREST AND FEE INCOME	$ 101,365	$109,058

INTEREST EXPENSE:
Deposits	$ 15,391	$ 25,357
Borrowings	3,847	1,604
Subordinated and other debt	5,929	6,784

TOTAL INTEREST EXPENSE	$ 25,167	$ 33,745

NET INTEREST INCOME	$ 76,198	$ 75,313
PROVISION FOR LOAN AND LEASE LOSSES,
PORTFOLIO LOANS	7,000	7,500

NET INTEREST INCOME AFTER PROVISION FOR
LOAN AND LEASE LOSSES	$ 69,198	$ 67,813

NONINTEREST INCOME:
Retail service fees	$ 9,456	$ 8,845
Credit card fee income	6,073	6,148
ATM and debit card fees	1,969	1,937
Separate account bank owned life insurance income	1,775	2,050
Trust income	693	793
Other income	6,767	6,442
Impairment on mortgage related servicing assets	(2,004)	--
Securities gains	2,364	127
Trading asset losses	(87)	--

TOTAL NONINTEREST INCOME	$ 27,006	$ 26,342

NONINTEREST EXPENSE:
Salaries and benefits	$ 24,261	$ 23,520
Occupancy expense	7,373	6,771
Equipment expense	4,879	4,649
Outside services - data processing	7,906	6,994
Outside services - other	6,105	6,489
Amortization of intangibles	1,056	952
Marketing expense	881	1,650
Deposit and other insurance	519	605
Telephone expense	1,551	1,274
Other	1,868	3,696

TOTAL NONINTEREST EXPENSE	$ 56,399	$ 56,600

INCOME BEFORE INCOME TAXES	$ 39,805	$ 37,555
PROVISION FOR INCOME TAXES	10,670	12,018

NET INCOME	$ 29,135	$ 25,537

NET INCOME PER COMMON SHARE:
Basic	$ 0.65	$ 0.56
Diluted	$ 0.65	$ 0.56
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44,614	45,237
Diluted	44,829	45,538

HUDSON UNITED BANCORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2003	Dec. 31, 2002

ASSETS
Cash and due from banks	$ 230,663	$ 257,694
Interest bearing due from banks	53,907	17,886

TOTAL CASH AND CASH EQUIVALENTS	$ 284,570	$ 275,580
Investment securities available for sale, at market value	$ 2,995,047	$ 2,616,452
($1,426,112 and $1,071,994 in market value pledged at
June 30, 2003 and December 31, 2002 respectively)
Loans and leases:
Commercial and financial	$ 1,806,113	$ 1,784,444
Commercial real estate mortgages	931,368	908,910
Consumer	1,037,039	1,031,475
Credit card	322,088	340,173

Sub-total	$ 4,096,608	$ 4,065,002
Residential mortgages	227,512	274,473

TOTAL LOANS AND LEASES	$ 4,324,120	$ 4,339,475
Less: Allowance for loan and lease losses	(67,151)	(71,929)

NET LOANS AND LEASES	$ 4,256,969	$ 4,267,546

Premises and equipment, net	95,508	100,991
Other real estate owned	1,200	1,315
Core deposit intangibles, net of amortization	24,574	26,423
Goodwill	73,921	73,733
Investment in separate account bank owned life insurance	140,729	137,158
Other assets	151,221	152,063

TOTAL ASSETS	$ 7,984,039	$ 7,651,261

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$ 1,327,635	$ 1,304,289
NOW, money market, and savings	3,120,818	3,119,233
Time deposits	1,783,076	1,776,179

TOTAL DEPOSITS	$ 6,231,529	$ 6,199,701
Customer repurchase agreements	106,570	134,920
Other borrowings	747,797	334,766

TOTAL BORROWINGS	854,367	469,686
Other liabilities	69,737	146,795

Subordinated debt	245,195	282,253
Company-obligated mandatorily redeemable preferred capital securities of four
subsidiary trusts holding solely junior subordinated debentures of the Company	128,959	120,300

TOTAL LIABILITIES	7,529,787	7,218,735
Stockholders’ Equity:
Common stock, no par value	$ 92,788	$ 92,788
Additional paid-in capital	311,977	313,467
Retained earnings	208,946	177,544
Treasury stock, at cost	(177,903)	(169,871)
Restricted Stock
	(4,697)	(2,456)
Accumulated other comprehensive income	23,141	21,054

TOTAL STOCKHOLDERS’ EQUITY	$ 454,252	$ 432,526

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 7,984,039	$ 7,651,261

HUDSON UNITED BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except share data)	Year to Date June 30
	2003	2002
INTEREST AND FEE INCOME:
Loans and leases	$ 140,870	$155,927
Investment securities	61,951	57,281
Other	954	1,793

TOTAL INTEREST AND FEE INCOME	$ 203,775	$215,001

INTEREST EXPENSE:
Deposits	$ 32,863	$ 53,039
Borrowings	7,069	3,350
Subordinated and other debt	12,441	11,737

TOTAL INTEREST EXPENSE	$ 52,373	$ 68,126

NET INTEREST INCOME	$ 151,402	$146,875
PROVISION FOR LOAN AND LEASE LOSSES,
PORTFOLIO LOANS	14,000	15,000
PROVISION FOR LOAN AND LEASE LOSSES,
ACCELERATED DISPOSITION	--	21,333

TOTAL PROVISION FOR LOAN AND LEASE LOSSES	14,000	36,333

NET INTEREST INCOME AFTER PROVISION FOR
LOAN AND LEASE LOSSES	$ 137,402	$110,542

NONINTEREST INCOME:
Retail service fees	$ 18,459	$ 18,383
Credit card fee income	12,469	11,549
ATM and debit card fees	3,742	3,633
Separate account bank owned life insurance income	3,571	3,941
Trust income	1,188	1,577
Other income	13,910	12,440
Impairment on mortgage related servicing assets	(2,004)	--
Securities (losses) gains	(895)	402
Trading asset gains	3,449	--
Dime merger termination payment	--	77,000

TOTAL NONINTEREST INCOME	$ 53,889	$128,925

NONINTEREST EXPENSE:
Salaries and benefits	$ 47,203	$ 46,089
Occupancy expense	15,590	14,627
Equipment expense	9,372	10,418
Outside services - data processing	14,799	13,638
Outside services - other	11,549	12,300
Amortization of intangibles	2,111	1,904
Marketing expense	1,581	3,300
Deposit and other insurance	1,039	1,172
Telephone expense	2,996	2,938
Expenses related to Dime termination payment	--	8,293
Other	4,816	16,195

TOTAL NONINTEREST EXPENSE	$ 111,056	$130,874

INCOME BEFORE INCOME TAXES	$ 80,235	$108,593
PROVISION FOR INCOME TAXES	22,799	40,775

NET INCOME	$ 57,436	$ 67,818

NET INCOME PER COMMON SHARE:
Basic	$ 1.29	$ 1.50
Diluted	$ 1.28	$ 1.49
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	44,684	45,242
Diluted	44,880	45,532

Supplemental Information

Hudson United Bancorp

($ in thousands)	1Q03	2Q03	3Q03	4Q03	Y-T-D

Condensed Income Statement
Interest Income	102,410	101,365			203,775
Interest Expense	27,206	25,167			52,373
Net Interest Income	75,204	76,198			151,402
Provision for Possible Loan and Lease Losses	7,000	7,000			14,000
Noninterest Income	26,883	27,006			53,889
Net Revenue	102,087	103,204			205,291
OREO Expense	188	65			253
Amortization of Intangibles Expense	1,056	1,055			2,111
Noninterest Expense	54,657	56,399			111,056
Pre-tax Income	40,430	39,805			80,235
Provision for Income Taxes	12,129	10,670			22,799

Net Income	28,301	29,135			57,436

Fully-taxable Equivalent Adjustment	1,020	1,046			2,066

Performance
Return on Average Assets	1.49%	1.46%			1.48%
Return on Average Equity	26.86%	26.52%			26.69%
Efficiency Ratio	51.94%	53.16%			52.56%
Basic Earnings Per Share	$0.63	$0.65			$1.29
Diluted Earnings Per Share	$0.63	$0.63			$1.28
Weighted Average Shares - Basic	44,756	44,614			44,684
Weighted Average Shares - Diluted	44,966	44,829			44,880
Net Interest Margin	4.36%	4.18%			4.27%
Cash Earnings Per Share (1)	$0.64	$0.67			$1.31

Capital Information
Tier 1 Leverage Ratio (2)	5.83%	5.87%
Tier 1 Risk-Based Capital (2)	8.20%	8.39%
Total Risk-Based Capital (2)	13.55%	13.56%
Common Equity	$428,077	$454,252
Common Shares Outstanding	44,546	44,758
Book Value Per Share (Common)	$9.61	$10.15

($ in thousands)	1Q02	2Q02	3Q02	4Q02	Y-T-D

Condensed Income Statement
Interest Income	105,943	109,059	110,667	107,012	432,681
Interest Expense	34,381	33,746	33,454	30,343	131,924
Net Interest Income	71,562	75,313	77,213	76,669	300,757
Provision for Possible Loan and Lease Losses	28,833	7,500	7,500	7,500	51,333
Noninterest Income	102,583	26,342	27,445	28,752	185,122
Net Revenue	174,145	101,655	104,658	105,421	485,879
OREO Expense	519	0	54	150	723
Amortization of Intangibles Expense	952	952	1,202	909	4,015
Noninterest Expense	74,274	56,600	58,425	57,827	247,126
Pre-tax Income	71,038	37,555	38,733	40,094	187,420
Provision for Income Taxes	28,757	12,018	11,620	11,819	64,214

Net Income	42,281	25,537	27,113	28,275	123,206

Fully-taxable Equivalent Adjustment	839	882	897	1,148	3,766

Performance
Return on Average Assets	2.48%	1.45%	1.45%	1.51%	1.71%
Return on Average Equity	43.40%	26.41%	25.43%	25.92%	30.06%
Efficiency Ratio	41.67%	54.34%	54.22%	53.37%	49.58%
Basic Earnings Per Share	$0.93	$0.56	$0.60	$0.63	$2.73
Diluted Earnings Per Share	$0.93	$0.56	$0.60	$0.63	$2.72
Weighted Average Shares - Basic	45,235	45,237	45,131	45,025	45,159
Weighted Average Shares - Diluted	45,542	45,538	45,346	45,209	45,349

Net Interest Margin	4.73%	4.75%	4.60%	4.53%	4.65%
Cash Earings Per Share (1)	$0.94	$0.57	$0.62	$0.64	$2.77

Capital Information
Tier 1 Leverage Ratio (2)	5.94%	5.80%	5.71%	5.87%
Tier 1 Risk-Based Capital (2)	8.16%	7.67%	7.98%	8.00%
Total Risk-Based Capital (2)	10.82%	12.80%	13.24%	13.25%
Common Equity	376,936	416,636	436,648	432,526
Common Shares Outstanding	45,209	45,280	45,120	45,023
Book Value Per Share (Common)	$8.34	$9.20	$9.68	$9.61

_________________ (1) Net income plus amortization of intangibles at a tax rate of 35% divided by weighted average diluted shares (2) Capital ratios are preliminary numbers

Supplemental Information

Hudson United Bancorp

($ in thousands)	1Q03	2Q03	3Q03	4Q03	Y-T-D

End of Period Total Securities	2,938,287	2,955,047
Total Assets	7,809,894	7,984,039
Total Deposits	6,184,103	428,077
Total Stockholders’ Equity	428,077	454,252
Shares Outstanding	44,546	44,758

Average Balance Sheet

Commercial/Consumer Loans	4,009,151	4,046,966			4,028,163
Residential Real Estate Mortgage	257,472	234,447			245,896
Total Loans and Leases	4,266,623	4,281,413			4,274,059
Other Earning Assets	2,816,650	3,138,072			2,978,248
Total Earning Assets	7,083,273	7,419,485			7,252,307
Total Assets	7,681,301	7,976,962			7,825,951
Noninterest Bearing Deposits	1,242,933	1,265,760			1,254,410
Interest Bearing Deposits	4,881,873	4,860,333			4,871,043
Common Equity	427,279	440,576			433,964

Loan Portfolio Composition

Commercial and Financial	1,761,415	1,806,113
Commercial Real Estate Mortgage	923,710	931,368
Consumer	1,028,953	1,037,039
Credit Card	306,526	322,088
Sub-total	4,020,604	4,096,608

Residential Real Estate Mortgage	242,286	227,512

Total Loans and Leases	4,262,890	4,324,120

Allowance for Losses	71,888	67,151

Net Loans and Leases	4,191,002	4,256,969

End of Period

Nonaccruing Loans	15,240	14,660
Restructured Loans	0	0
Other Real Estate	1,044	1,200
Total Nonperforming Assets	16,284	15,860
90 Days Past Due & Accruing	20,499	19,044
Net Charge Offs	7,040	6,805

Intangible Assets	99,101	98,495

($ in thousands)	1Q02	2Q02	3Q02	4Q02	Y-T-D

End of Period Total Securities	1,985,191	2,385,952	2,491,426	2,616,452
Total Assets	6,825,218	7,489,410	7,443,536	7,651,261
Total Deposits	5,938,316	6,279,804	6,333,311	6,199,701
Total Stockholders’ Equity	376,936	416,636	436,648	432,526

Total Shares Outstanding	45,209	45,276	45,120	45,023

Average Balance Sheet

Commercial/Consumer Loans	3,747,114	3,803,274	3,931,781	3,980,989	3,865,016
Residential Real Estate Mortgage	505,592	466,261	432,340	286,837	422,184
Total Loans and Leases	4,252,706	4,269,535	4,364,121	4,267,826	4,287,200
Other Earning Assets	1,948,432	2,170,173	2,374,520	2,542,924	2,260,958
Total Earning Assets	6,201,138	6,439,708	6,738,641	6,810,750	6,548,158

Total Assets	6,921,896	7,074,998	7,425,789	7,437,723	7,216,121

Noninterest Bearing Deposits	1,142,343	1,174,662	1,235,350	1,251,228	1,201,289

Interest Bearing Deposits	4,839,988	4,907,447	5,055,630	4,989,692	4,948,894

Common Equity	395,091	387,877	423,025	432,798	409,838

Loan Portfolio Composition

Commercial and Financial	1,665,708	1,684,353	1,741,511	1,784,444

Commercial Real Estate Mortgage	868,798	866,931	868,419	908,910

Consumer	955,861	1,030,184	1,020,866	1,031,475

Credit Card	287,057	315,561	320,556	340,173

Sub-total	3,777,424	3,897,029	3,951,352	4,065,002

Residential Real Estate Mortgage	486,566	448,259	298,731	274,473

Total Loans and Leases	4,263,990	4,345,288	4,250,083	4,339,475

Allowance for Losses	71,330	71,999	71,837	71,929

Net Loans and Leases	4,192,660	4,273,289	4,178,246	4,267,546

End of Period

Nonaccruing Loans	16,894	17,484	17,102	15,357

Restructured Loans	0	0

Other Real Estate	1,635	1,096	1,295	1,315

Total Nonperforming Assets	18,529	18,580	18,397	16,672

90 Days Past Due & Accruing	20,199	17,524	20,267	19,790

Net Charge Offs	26,455	6,831	7,666	7,408

Intangible Assets	85,205	101,552	100,350	100,156